                                                                   Exhibit 99(a)

                              NWNL NORTHSTAR, INC.

                             1993 Stock Option Plan


          1. Purpose of Plan. The purpose of this NWNL Northstar, Inc. 1993 Stock Option Plan (the "Plan"), is to promote the interests of NWNL Northstar, Inc., a Delaware corporation (the "Company"), and its stockholders by providing key personnel of the Company and its subsidiaries with an opportunity to acquire a proprietary interest in the Company and thereby develop a greater personal commitment to the success and growth of the Company and its subsidiaries.

          2. Administration of Plan. This Plan shall be administered by a committee of two or more directors (the "Committee") appointed by the Company's board of directors (the "Board"). A majority of the members of the Committee shall constitute a quorum for any meeting of the Committee, and the acts of a majority of the members present at any meeting at which a quorum is present or the acts unanimously approved in writing by all members of the Committee shall be the acts of the Committee. Subject to the provisions of this Plan, the Committee may from time to time adopt such rules for the administration of this Plan as it deems appropriate. The decision of the Committee on any matter affecting this Plan or the rights and obligations arising under this Plan or any option granted hereunder, shall be final, conclusive and binding upon all persons, including without limitation the Company, stockholders, employees and optionees. To the full extent permitted by law, no member of the Committee shall be liable for any action or determination taken or made in good faith with respect to this Plan or any option granted hereunder. If a Committee shall not have been appointed by the Board, the Plan shall be administered by the Board and all references in this Plan to the "Committee" shall be deemed to be references to the Board.

          3. Shares Subject to Plan. The shares that may be made subject to options granted under this Plan shall be authorized and unissued shares of Common Stock, par value $.01 of the Company, ("Common Shares"), and they shall not exceed 666,667 in the aggregate; provided, however, if any option lapses or terminates for any reason before such option has been completely exercised, the Common Shares covered by the unexercised portion of such option may again be made subject to options granted under this Plan. Appropriate adjustments in the number of shares and in the purchase price per share may be made by the Committee in its sole discretion to give effect to adjustments made in the number of outstanding Common Shares of the Company through a merger, consolidation, recapitalization, reclassification, combination, stock dividend, stock split or other relevant change, provided that fractional shares shall be rounded to the nearest whole share.

          4. Eligible Participants. Options may be granted under this Plan to any employee of the Company or any subsidiary thereof.

          5.  Terms and Conditions of Options.

          (a) Subject to the terms and conditions of this Plan, the Committee may, from time to time, grant to such employees as the Committee may determine options to purchase such number of Common Shares of the Company on such terms and conditions as the Committee may determine. In determining the employees to whom options shall be granted and the number of Common Shares to be covered by each option, the Committee may take into account the nature of the services rendered by the respective employees, their present and potential contributions to the success of the Company, and such other factors as the Committee in its sole discretion shall deem relevant. The date and time of approval by the Committee of the granting of an option shall be considered the date and the time of the grant of such option.

          (b) The purchase price of each Common Share subject to an option granted pursuant to this Plan shall be fixed by the Committee.

          (c) Options granted pursuant to this Plan shall become exercisable upon vesting to the extent of the number of shares for which the option has vested.

          (d) Each option granted pursuant to this Plan and all rights to purchase shares thereunder shall cease on the earliest of:

          (i) ten years after the date such option is granted or on such date prior thereto as may be fixed by the Committee on or before the date such option is granted;

          (ii) the expiration of the period after the termination of the optionee's employment within which the option is exercisable as specified in
Section 7(b) or 7(c), whichever is applicable; or

          (iii) the date, if any, fixed for cancellation pursuant to Section 8 of this Plan.

In no event shall any option be exercisable at any time after its original expiration date. When an option is no longer exercisable, it shall be deemed to have lapsed or terminated and will no longer be outstanding.

          6. Manner of Exercising Options. A person entitled to exercise an option granted under this Plan may, subject to its terms and conditions and the terms and conditions of this Plan, exercise it in whole at any time, or in part from time to time, by delivery to the Company at its principal executive office, to the attention of its President, of written notice of exercise, specifying the number of shares with respect to which the option is being exercised, accompanied by payment in full of the purchase price of the shares to be purchased at the time. The purchase price of each share on the exercise of any option shall be paid in full in cash at the time of exercise or in such other manner, if any, as approved by the Committee. No shares shall be issued until full payment therefor has been made. The granting of an option to an individual shall give such individual no rights as a stockholder except as to shares issued to such individual.

          7.  Transferability and Termination of Options.

          (a) During the lifetime of an optionee, only such optionee or his or her guardian or legal representative may exercise options granted under this Plan. No option granted under this Plan shall be assignable or transferable by the optionee otherwise than by will or the laws of descent and distribution.

          (b) During the lifetime of an optionee, an option may be exercised only while the optionee is an employee of the Company or a subsidiary thereof, and only if such optionee has been continuously so employed since the date the option was granted, except that:

          (i) an option shall continue to be exercisable for three months after termination of such individual's employment (or such longer period of time as may be determined by the Committee) but only to the extent that the option was exercisable, in whole or in part, immediately prior to such individual's termination of employment;

          (ii) in the case of an employee who is Disabled while employed (it being understood that an employee whose employment shall have ceased under circumstances in which he or she would be eligible to receive a monthly disability benefit pursuant to the long-term disability insurance program sponsored by The NWNL Companies, Inc., or would be eligible to receive such a benefit if he or she were a participant in such program, shall be deemed disabled), such individual or his or her legal representative may exercise the option within one year after termination of such individual's employment but only to the extent that the option was exercisable, in whole or in part, immediately prior to such individual's termination of employment; and

          (iii) as to any individual whose termination of employment occurs following a declaration pursuant to Section 8 of this Plan, such individual may exercise the option at any time permitted by such declaration.

          (c) An option may be exercised within one year after the death of the optionee by such individual's legal representatives, heirs or legatees, but only to the extent that the option was exercisable, in whole or in part, immediately prior to such individual's death.

          8. Merger, Consolidation, Dissolution or Liquidation. In the event of
(a) a proposed merger or consolidation of the Company with or into any other corporation, regardless of whether the Company is the surviving corporation (unless appropriate provision shall have been made for the protection of the outstanding options granted under this Plan by the substitution, in lieu of such options, of options to purchase appropriate voting common stock (the "Survivor's Stock") of the corporation surviving any such merger or consolidation or, if appropriate, the parent corporation of the Company or such surviving corporation, or, alternatively, by the delivery of a number of shares of the Survivor's Stock which has a fair market value, as determined in good faith by the Committee, as of the effective date of such merger or consolidation equal to the product of (i) the excess of (x) the Event Proceeds per Common Share (as hereinafter defined) covered by the option as of such effective date, over (y) the option price per Common Share, multiplied by (ii) the number of Common Shares covered by such option), or (b) the proposed dissolution or liquidation of the Company (such merger, consolidation, dissolution or liquidation being herein called an "Event"), then the Committee shall declare, at least ten days prior to the actual effective date of an Event, and provide written notice to each optionee of the declaration, that each outstanding option, whether or not then exercisable, shall be cancelled at the time of, or immediately prior to the occurrence of, the Event (unless it shall have been exercised prior to the occurrence of the Event) in exchange for payment to each optionee, within ten days after the Event, of cash equal to the amount (if any), for each Common Share covered by the cancelled option, by which the Event Proceeds per Common Share exceeds the exercise price per Common Share covered by such option. At the time of such declaration, each option shall immediately become exercisable in full and each optionee shall have the right, during the period preceding the time of cancellation of the option, to exercise his or her option as to all or any part of the Common Shares covered thereby. Each outstanding option granted pursuant to this Plan that shall not have been exercised prior to the Event shall be cancelled at the time of, or immediately prior to, the Event, as provided in the declaration, and this Plan shall terminate at the time of such cancellation, subject to the payment obligations of the Company provided in this Section 8. For purposes of this Section, "Event Proceeds per Common Share" shall mean the cash plus the fair market value, as determined in good faith by the Committee, of the non-cash consideration to be received per Common Share by the stockholders of the Company upon the occurrence of the Event.

          9. Tax Withholding. Delivery of Common Shares upon exercise of any stock option granted under this Plan shall be subject to any required withholding taxes. A person exercising such an option may, as a condition precedent to receiving the Common Shares, be required to pay the Company a cash amount equal to the amount of any required withholdings.

          10. Termination of Employment. Neither the transfer of employment of an individual to whom an option is granted between any combination of the Company or a subsidiary thereof, nor a leave of absence granted to such individual and approved by the Board, shall be deemed a termination of employment for purposes of this Plan. The term "subsidiary" as used in this Plan shall have the meaning ascribed to "subsidiary corporation" in Section 424(f) of the Code.

          11. Other Terms and Conditions. The Committee shall have the power, subject to the terms and conditions contained herein, to fix any other terms and conditions for the grant or exercise of any option under this Plan. Nothing contained in this Plan, or in any option granted pursuant to this Plan, shall confer upon any employee holding an option any right to continued employment by the Company or any subsidiary of the Company or limit in any way the right of the Company or any such subsidiary to terminate an employee's employment at any time.

          12. Option Agreements. All options granted under this Plan shall be evidenced by a written agreement in such form or forms as the Committee may from time to time determine. The Committee may condition the granting of options to an employee hereunder upon the execution by such employee of an agreement regarding the transferability of Common Shares in form and substance reasonably satisfactory to the Company.

          13. Amendment and Discontinuance of Plan. The Board may at any time amend, suspend or discontinue this Plan; provided, however, that no amendment to this Plan shall, without the consent of the holder of the option, alter or impair any options previously granted under this Plan.

          14. Effective Date. This Plan shall be effective as of November 1,
1993.